EXHIBIT 5.1

BOSTON BRUSSELS CHICAGO FRANKFURT HAMBURG HONG KONG LONDON LOS ANGELES MILAN MOSCOW NEW JERSEY	Latham & Watkins ATTORNEYS AT LAW www.lw.com October 29, 2002	NEW YORK NORTHERN VIRGINIA ORANGE COUNTY PARIS SAN DIEGO SAN FRANCISCO SILICON VALLEY SINGAPORE TOKYO WASHINGTON, D.C. File No. 023596-0015

ResMed, Inc.
14040 Danielson Street
Poway, California 92064

Re:	Registration of 853,448 shares of common stock, par value $.004 per share, of ResMed, Inc., pursuant to a Registration Statement on Form S-3

Ladies and Gentlemen:

In connection with the registration of 853,448 shares of common stock, par value $.004 per share, of ResMed, Inc., a Delaware corporation (the “Company”), under the Securities Act of 1933, as amended, on Form S-3 filed with the Securities and Exchange Commission on the date hereof (the “Registration Statement”), you have requested our opinion with respect to the matters set forth below. The shares being registered include 853,448 shares of common stock which were issued and sold to Leslie Hoffman, an individual (“Hoffman”), pursuant to an Agreement and Plan of Merger dated as of May 14, 2002 by and among the Company, Servo Magnetics Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of the Company, Servo Magnetics Incorporated, a California corporation, and Hoffman (the “Shares”).

In our capacity as your special counsel in connection with such registration, we are familiar with the proceedings taken by the Company in connection with the authorization, issuance and sale of the Shares. In addition, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies.

As to facts material to the opinions, statements and assumptions expressed herein, we have, with your consent, relied upon oral or written statements and representations of officers and other representatives of the Company and others. In addition, we have obtained and relied upon such certificates and assurances from public officials as we have deemed necessary.

We are opining herein as to the effect on the subject transaction only of the General Corporation Law of the State of Delaware, and we express no opinion with respect to

650 Town Center Drive, Suite 2000 • Costa Mesa, California 92626-1925
TELEPHONE:  (714) 540-1235 • FAX:  (714) 755-8290

LATHAM & WATKINS
October 29, 2002

the applicability thereto, or the effect thereon, of the laws of any jurisdiction or any other laws or as to any matters of municipal law or the laws of any local agencies within any state.

Subject to the foregoing, it is our opinion that, as of the date hereof, the Shares have been duly authorized and are validly issued, fully paid and nonassessable.

We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained under the heading “Validity of Common Stock.”

Very truly yours,

/s/    LATHAM & WATKINS